LEASE AGREEMENT


         This Lease Agreement ("Lease"), made as of the 31st day of March, 1998, between IFBF Property Management, Inc., an Iowa corporation, whose address is 5400 University Avenue, West Des Moines, Iowa 50266 ("Landlord"), and FBL Financial Group, Inc., an Iowa corporation, and Farm Bureau Mutual Insurance Company, the address of both of which is 5400 University Avenue, West Des Moines, Iowa 50266 (separately, an "Individual Tenant" and together, "Tenant").

         RELATIONSHIP OF TENANT. FBL Financial Group, Inc. and its subsidiaries, on the one hand, and Farm Bureau Mutual Insurance Company and its subsidiaries and affiliates, on the other hand, share much of the Leased Premises, and share certain employees and officers under a management agreement. As between them, each is separately liable for its allocated share of Rent, Additional Rent and all other obligations, costs and expenses of Tenant hereunder. Each will participate in appropriate allocations of the lease expenses between them. However, as to Landlord, each Individual Tenant is jointly and severally liable for payment of all Rent, Additional Rent and other Tenant costs and expenses and all other obligations of Tenant. Neither Individual Tenant may take any action under or pursuant to this Lease without the consent (which may not be withheld unreasonably) of the other Individual Tenant if the other Individual Tenant is not in default under this Lease. Any default by one Individual Tenant shall not be considered a default under this Lease by the Tenant, if the nondefaulting Individual Tenant cures the default within the time and in the manner provided herein. If an Individual Tenant cures a default by the other Individual Tenant the defaulting Individual Tenant shall reimburse the curing Individual Tenant for all costs, including reasonable attorneys' fees incurred by the curing Individual Tenant. Any action of Tenant under this Lease shall not be effective unless both Individual Tenants concur in such action, unless one Individual Tenant is in default under this Lease and the other is not, in which case the nondefaulting Individual Tenant shall be entitled to take any Tenant action required or authorized under the Lease or by law. If an Individual Tenant fails to concur in any action requested by the other Individual Tenant, the issue shall at the request of any party to this Lease be resolved by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. In the event that either Individual Tenant pays any Rent, Additional Rent or other payment required by this Lease as a result of the joint liability imposed by this Lease or otherwise, and which exceeds its several obligation under this Lease, or otherwise incurs loss or damage as a result of a default by the other Individual Tenant, the defaulting Individual Tenant shall immediately reimburse the party making such payment, together with interest at the rate provided in Article XX herein and reasonable attorneys' fees, and the nondefaulting Individual Tenant and the Landlord may take such other action, including, but not limited to recovery of damages and/or termination of the defaulting Individual Tenant's rights under this Lease, as may be available to the nondefaulting Individual Tenant or the Landlord at law or in equity.

                                    ARTICLE I
                                    PREMISES

SECTION 1.1 Buildings and Leased Premises. Landlord leases to Tenant and Tenant leases from Landlord certain space (as hereinafter described) in the building known as the Farm Bureau Building and the entirety of the building known as the Claims Center Building, respectively located at 5400 University Avenue and 5340 University Avenue, West Des Moines, Iowa 50266 (the "Buildings"). The space in the Farm Bureau Building is shown on EXHIBIT A (attached hereto and by this reference made a part hereof), and initially contains approximately 299,278.81 square feet. The Claims Center Building contains approximately 5,660 square feet. Together, the spaces are herein sometimes called the "Leased Premises". Tenant and Landlord (including for this purpose its parent company, Iowa Farm Bureau Federation) agree that their varying operational needs may require flexibility from time to time in space usage, which may include short term usage of certain common area spaces for office space by Tenant and short term use by Landlord of certain areas within the Leased Premises not immediately needed by Tenant. Any such short term changes will be reflected by adjustments to Rent and Additional Rent not less than annually by the Allocations Committee described at
Section 3.5.

SECTION 1.2 Common Areas. The Leased Premises are leased together with the appurtenances, including the right to use in common with others the lobbies, public entrances, public stairways, public elevators, other public portions of the Buildings, Conference Center, conference rooms, cafeteria, wellness center, daycare, auditorium, stores and mail, human resources, purchasing, legal, and all exterior parking areas, sidewalks, walkways, service areas and other exterior areas of the contiguous property owned by Landlord upon which Buildings are located (the "Common Areas").

SECTION 1.3 Tenant Acceptance. Tenant acknowledges that Tenant has inspected the leased premises and hereby accepts same in "as is" condition, and Landlord has made no warranties and/or representations regarding the condition of the Leased Premises.

SECTION 1.4 Additional Leased Premises.

A. A portion of the Farm Bureau Building is currently leased to Sears Credit Card Center, under a lease expiring October 15, 1999 (no extensions). Tenant and Landlord agree that effective upon the expiration date of the Sears lease on October 15, 1999, without any further agreement, the space subject to said lease shall be added to this Lease and become subject to the provisions of this lease in all respects.

B. Landlord (including for this purpose its parent company, Iowa Farm Bureau Federation) occupies a portion of the Farm Bureau Building. If and when Landlord should permanently reduce or remove its occupancy of such portion, Tenant shall have the option to add any and all of such space to this lease, at the effective date of which, said space shall become subject to the provisions of this lease in all respects. Landlord shall notify Tenant not less than ninety (90) days in advance of the date of its space reduction (the "effective date"), and Tenant shall notify Landlord not less than sixty (60) days before the effective date whether or not it shall exercise the option.


                                   ARTICLE II
                                      TERM

SECTION 2.1 Term. The term of this Lease shall be for fifteen (15) years commencing on the first day of April, 1998 (the "Commencement Date"), and terminating on the 31st day of March, 2013 (the "Termination Date").

SECTION 2.2 Optional Lease Extension. Tenant shall have the option to extend the term of the lease for an additional five (5) years, by so notifying Landlord not less than six (6) months prior to expiration of the initial term. Upon such notice, Tenant and Landlord shall immediately meet to negotiate in good faith a market rate rent for the extension period. Should the parties be unable to agree upon a market rate rent, each will separately engage a qualified independent appraiser to determine a market rate rent, and the rent shall be the average of the two appraisals. Tenant shall not be required to lease the Leased Premises beyond the Termination Date if the rent so established is not acceptable to Tenant notwithstanding the exercise of the options, if Tenant gives notice of unacceptability of the rent within thirty (30) days of the determination thereof by the appraisers.

SECTION 2.2 Holding Over. Any holding over after the expiration of the term hereof, or of any extension, shall be construed to be a tenancy from month to month, at a monthly rental at one hundred twenty percent (120%) greater than the monthly rental applicable to the rent due for the last month under this Lease.

SECTION 2.3 Surrender. At the termination of this Lease, whether through the expiration of the term or otherwise, Tenant agrees at once to surrender the Leased Premises (and all keys) to the Landlord in a condition comparable to the condition on the Commencement Date, less reasonable wear and tear with proper maintenance. If excessive wear and tear or other damage is present, Landlord will notify the Tenant in writing and Tenant shall have seven (7) business days to indicate in what manner it will repair the damage. If the Tenant has not responded within the seven (7) day period, then Landlord will make the necessary repairs and Tenant agrees to reimburse the Landlord for the cost of the repairs and a fee of fifteen percent (15%) of the total cost to the Landlord. The Individual Tenants shall share in the cost of repairs.

SECTION 2.4 Showing Premises. During the final four (4) months of the Lease term, Landlord shall be permitted to show prospective tenants the Leased Premises upon giving Tenant twenty-four (24) hours' notice. Any showings will be done in a manner that will not unreasonably disturb Tenant's business.

                                   ARTICLE III
                                      RENT

SECTION 3.1 Annual Rent. During the first five (5) years of this Lease, Tenant shall pay to the Landlord a fixed annual rent of $11.50 per square foot of Leased Premises ("Rent"). Tenant and Landlord agree that the Leased Premises at inception of this Lease include 304,938.81 square feet, and that the total amount of space subject to this lease may vary from time to time depending upon the operational needs of both Landlord and Tenant. Rent based on the initial square footage shall be payable in equal monthly installments of $292,233.03, in advance on the first day of each month during this Lease term, at Landlord's office or any other place designated by it. To the extent the parties agree from time to time to vary the amount of total square footage subject to this lease, appropriate adjustments in the monthly installments shall be made. Fixed annual rent per square foot shall increase to $12.93 April 1, 2003, and to $14.36 April 1, 2008.

SECTION 3.2 Building Operating Costs. During the term of this Lease, Tenant shall pay on a monthly basis, together with the payment of Rent as specified in section 3.1, Tenant's share of the Building Operating Costs which is agreed to be 75.68%, based on the ratio of the size of Tenant's space to all rentable space in the Buildings. FBL Financial Group, Inc.'s initial share of the Rent and operating costs shall be 46.12%, and Farm Bureau Mutual's initial share of the Rent and operating costs shall be 53.88%, based on the initial square footage allocated to each. Tenant's share and an Individual Tenant's share shall be adjusted from time to time should the total amount of square footage subject to this lease be increased or decreased, with changes during a lease year prorated. Building Operating Costs shall mean all of Landlord's costs and expenses relating to the use, ownership, operation, maintenance, repair and insurance of the Buildings, including without limitation, those expenses set forth in EXHIBIT B and expenses for Common Areas subject to adjustment in accordance with Section 3.5 hereof. Building Operating Costs shall not include income taxes, promotional or marketing expenses, tenant improvement costs, depreciation of the Buildings, loan payments (if any), ground lease payments (if any), real estate leasing commissions, costs covered by insurance, or costs necessitated by the negligence of Landlord, or its agents or employees. Building Operating Costs will be computed on a fiscal year basis beginning November 1 and ending October 31.

SECTION 3.3 Building Operating Cost Adjustments; Books and Records. Building Operating Costs for the fiscal period ending October 31, 1998 are estimated by Landlord in good faith to be $9.45 per square foot, or, for Tenant, $240,139.31 per month. Tenant shall continue to make monthly payments of the estimated Building Operating Costs until notified by Landlord of a change in the Building Operating Costs. By November 30 of each year, Landlord shall deliver to Tenant a statement showing (a) the Building Operating Costs for the Buildings for the prior fiscal year and Tenant's allocable share of


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the Building Operating Costs, and (b) the estimated Building Operating Costs for the then current fiscal year (based on the prior year's experience) and Tenant's allocable share of the estimated Building Operating Costs for the then current fiscal year. If the total of the monthly payments which Tenant has made for the prior fiscal year is less than the Tenant's share of the actual Building Operating Costs for that prior year, then Tenant shall pay Landlord the difference in a lump sum within 30 days after receipt of the statement from Landlord together with the difference between the monthly payments made in the then current fiscal year and the amount of monthly payments which are calculated by Landlord as Tenant's share of the estimated Building Operating Costs for the then current fiscal year. Any over-payment by Tenant shall be credited towards the monthly Building Operating Costs next coming due. Even though the Lease term has ended and Tenant has vacated the Leased Premises, when the final determination is made of Tenant's share of the Building Operating Costs for the year in which this Lease terminated, Tenant shall immediately pay any increase over the estimated Building Operating Costs previously paid and, conversely, any overpayment made, shall be immediately rebated by Landlord to Tenant. Landlord will deliver a copy of its audited financial statements to Tenant annually upon receipt. Tenant upon written request may not more than annually review
Landlord's records of the actual Building Operating Costs for the prior year. Failure of Landlord to submit statements as called for in this Lease shall not be deemed to be a waiver of Tenant's requirement to pay sums as provided in this section.

SECTION 3.4 Additional Rent. All costs, charges, and expenses that Tenant assumes, agrees to, or is obligated to Landlord under this Lease shall be deemed "Additional Rent." In the event of nonpayment, Landlord shall have the same rights and remedies with respect to the Additional Rent as is provided for herein in case of nonpayment of Rent. Tenant shall pay Landlord the Rent, Additional Rent, and adjustments of rent provided for in this Lease, when due and without notice or demand, at the time and in the manner specified herein.

SECTION 3.5 Allocations Committee. The Common Areas of the Buildings will be used jointly by Iowa Farm Bureau Federation and Tenant, and certain other tenants. An Allocations Committee consisting of the chief financial officers of Iowa Farm Bureau Federation and Tenant, or their designees, will meet from time to time, but not less than annually. The committee will determine an appropriate allocation of the costs and expenses attributable to the Common Areas between such parties. Any such adjustment will be set off from, or added to, the next ensuing payment of Rent. Should the committee not be able to reach agreement on the allocations, disputed items may be referred to binding arbitration under the rules of the American Arbitration Association. The committee shall also determine any questions of space allocation between Landlord and Tenant, as their respective space needs vary from time to time.


                                   ARTICLE IV

                                 USE OF PREMISES


SECTION 4.1 Use. The Tenant shall use the Leased Premises for office and related uses and for no other purpose whatsoever. Tenant may allow occupancy of the Buildings by any of its subsidiaries, affiliates or by any company managed by Tenant; however, Landlord shall deal only with Tenant on all matters concerning this Lease and Tenant shall be fully responsible for actions of any such parties in regard to matters arising under this Lease.

SECTION 4.2 Compliance with Laws. Tenant shall comply with all present and future laws or ordinances applicable to the Leased Premises and shall not commit or suffer waste on the Leased Premises, or use or permit anything on the Leased Premises which may be illegal, or constitute a private or public nuisance, or conflict with or invalidate or increase the cost of any of Landlord's fire and extended coverage insurance, or which may be dangerous to persons or the property of the Landlord or other tenants of Landlord's Buildings, their agents, servants, employees, and customers. Notwithstanding the foregoing, Tenant's effecting an increase in the cost of any of Landlord's fire and extended insurance is curable by Tenant's payment of such increase in cost.

SECTION 4.3 Liens. Tenant agrees not to permit any liens of any type (including mechanic's, materialmen's, vendor's or supplier's liens) to be placed upon the Leased Premises. Should a lien be filed, Tenant agrees to cause the lien to be discharged or provide a bond to the Landlord for the benefit of the Landlord within twenty (20) days of the filing of the lien in the full amount of the lien. If Tenant fails to discharge the lien or provide the required bond, Landlord may upon five (5) days' written notice discharge the lien and Tenant agrees to immediately pay to Landlord the full cost of discharging the lien together with Landlord's reasonable and actual legal fees and a fee of fifteen percent (15%) of the total cost to Landlord.


                                    ARTICLE V
                      REPAIRS, MAINTENANCE AND ALTERATIONS


SECTION 5.1 Repairs and Maintenance. The Landlord will repair and maintain the structural portions of the Buildings, including the basic plumbing, sprinkler, air conditioning, elevators, heating and electrical systems, and will make all repairs and replacements including, but not limited to, all plumbing, electrical, lighting (including bulbs and ballasts) facilities and equipment, fixtures, interior walls, ceilings, floors, windows, doors and plate glass located within the Buildings. All such costs and expenses are part of Building Operating Costs. Costs of repairs and replacements caused by the misuse or negligence of Tenant, its employees and invitees will be at the sole cost of Tenant, and shall be allocated between the Individual Tenants based on the relative amount of space occupied by the Individual Tenant.

SECTION 5.2 Removal of Tenant's Property. Upon the expiration of or prior termination of this Lease, the Tenant shall remove all property of the Tenant from the premises, except plumbing and other fixtures and leasehold improvements which may have been installed by the Tenant and except as otherwise provided in this Lease, and surrender the Leased Premises to the Landlord "broom clean" in as good order and condition as they were upon commencement of the Lease or later installation, ordinary wear and tear with proper maintenance excepted. Any property left on the Leased Premises after the expiration or other termination of this Lease may be disposed of by Landlord in any manner and without any liability to the Landlord.

SECTION 5.3 Alterations. The Tenant shall not make any changes, alterations, additions, or improvements to the shared usage portions of the Leased Premises (i.e., those parts known to the parties as "central services") without the written consent of the Landlord, which shall not be unreasonably withheld. The Tenant shall not make any changes, alterations, additions or improvements involving floor to ceiling walls in the remainder of the Leased Premises, without the written consent of the Landlord, which shall not be unreasonably withheld.


                                   ARTICLE VI
                                      TAXES

SECTION 6.1 Tenant's Share of Real Estate Taxes. Real Estate Taxes are a component of Building Operating Costs referenced in Sections 3.2, 3.3 and Exhibit C. "Real Estate Taxes" for all purposes of this Lease shall be defined as including the following items: (i) real estate taxes, (ii) assessments levied, assessed, or imposed against such land and/or buildings or the rents or profits therefrom to the extent that the same shall be in lieu of all or any portion of any items hereinabove set forth, and (iii) all water and sewer rents, charges, taxes, and frontage assessed or imposed. If due to a change in the method of taxation, any franchise, income, profit, or other tax, however designated, shall be levied against Landlord's interest in the property in whole or in part for or in lieu of any tax which would otherwise constitute Real Estate Taxes, such taxes shall be included in the term Real Estate Taxes for purposes hereof. All such payments shall be approximately prorated for any partial calendar years in which the term of this Lease shall commence or expire. A copy of the tax bill shall be sufficient evidence of the amount of Real Estate Taxes.

SECTION 6.2 Tax Reduction. Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the assessed valuation of the land and buildings. Should Landlord be successful in any such reduction proceedings and obtain a rebate for periods during which Tenant has paid its share of increases, and provided that Tenant is not in default in payment of rent or additional rent due under this Lease, Landlord shall, after deducting its expenses, including, without limitation, attorneys' fees and disbursements in connection therewith, promptly return Tenant's pro rata share of such rebate after Landlord has received such proceeds.


                                   ARTICLE VII
              LAWS, ORDINANCES, REQUIREMENTS OF PUBLIC AUTHORITIES

SECTION 7.1 Tenant Compliance. Tenant shall, at its expense, comply with all federal, state, county, and municipal laws, orders, ordinances and regulations and with any lawful direction of any public officer or officers which shall, with respect to the occupancy, use or manner of use of the Lease Premises or to any abatement of nuisance caused by Tenant, impose any violation, order, or duty upon Landlord or Tenant arising from Tenant's occupancy, use, or manner of use of the Leased Premises or any installations made therein by or at Tenant's request or required by reason of a breach of any of Tenant's covenants or agreements hereunder.

SECTION 7.2 Notice of Violations. Tenant shall promptly notify Landlord if it receives notice of any violation of law, ordinance, rule, order, or regulation applicable to the Leased Premises. Landlord shall promptly notify Tenant if it receives notices of any violation of any such law, order, ordinance, or regulation applicable to the Leased Premises or services, access or other appurtenances to the Leased Premises, especially, but not limited to, any creating an obligation of Tenant under Section 7.1.


                                  ARTICLE VIII
                                    INSURANCE

SECTION 8.1 Common Insurance Policy. As related parties, Tenant and Landlord will both be named insureds under existing comprehensive liability insurance policies underwritten by Chubb. In the event that Tenant and Landlord at any time during the existence of this Lease determine not to be jointly covered by that or any replacement policy, Tenant agrees that it will acquire liability policies commercially reasonable in amount, coverage and terms. "Commercially reasonable" shall be defined by reference to the types and amounts of coverage Tenant as a landlord or as a lender requires of its tenants and borrowers in comparable leases.



                                   ARTICLE IX
           DAMAGE TO TENANT'S PROPERTY AND INDEMNIFICATION OF LANDLORD

SECTION 9.1 Landlord's Limitations on Liability. The Landlord and its agents shall not be liable in damages, by abatement in rent or otherwise, for any damage either to the person or the property of the Tenant, or for the loss of or damage to any property of the

Tenant by theft or from any other cause whatsoever, whether similar or dissimilar to the foregoing. The Landlord or its agents shall not be liable for any injury or damage to persons or property, or loss or interruption to business resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, snow, or leaks from any part of the Buildings, or from the pipes, appliances, or plumbing works, or from the roof, street, or subsurface, or from any other place, or by dampness, or by any cause of whatsoever nature; nor shall the Landlord or its agents be liable for any damage caused by other tenants or persons in said Buildings, or caused by operations in construction of any private or public or quasi-public work. None of the limitations of the liability of Landlord or its agents provided for in this subsection shall apply if such loss, injury, or damages are proximately caused by the negligence of the Landlord, its agents or employees. The Landlord hereby indemnifies and agrees to hold the Tenant harmless for loss, injury or damages proximately caused by the negligence of the Landlord, its agents or employees, including expenses and attorney's fees incurred in connection therewith.

SECTION 9.2 Tenant's Negligence. The Tenant shall be liable for any damage to the Buildings or property therein which may be caused by its act or negligence, or the acts of its agents, employees, or customers, and the Landlord may, at its option, repair such damage, and the said Tenant shall thereupon reimburse and compensate the Landlord as additional rent, within ten (10) days after rendition of a statement by the Landlord, for the total cost of such repair and damage. An Individual Tenant shall be liable to the other Individual Tenant for any damage to the Building or property therein which may be caused by its act or negligence, or the acts or negligence of its agents, employees or customers.

SECTION 9.3 Indemnification. Subject to Section 9.1, the Tenant hereby indemnifies and agrees to hold the Landlord harmless and free from damages sustained by person or property, and against all claims of third persons for damages arising out of the Tenant's use of the Leased Premises, and for all damages and monies paid out by Landlord in reasonable settlement of any claim or judgments, as well as for all expenses and attorneys' fees incurred in connection therewith, unless the damage was proximately caused by the negligence of Landlord, its agents or employees. Nothing contained herein shall be interpreted or construed to eliminate, reduce or relieve any insurer of its contractual obligations under any policy of insurance to indemnify or defend any claims covered thereunder.


                                    ARTICLE X
                        DAMAGE OR DESTRUCTION OF PREMISES

If the Leased Premises or any part thereof are damaged by fire or other casualty, the Tenant will give prompt written notice thereof to the Landlord. In case over forty percent (40%) of the Buildings are damaged by fire or other casualty to the extent that substantial alteration or reconstruction of the Buildings are, in the Landlord's sole opinion, required

(whether or not the Leased Premises have been damaged by such fire or other casualty) or in the event any mortgagee under a mortgage or deed of trust covering the Buildings should require that the insurance proceeds payable as a result of said fire or other casualty be used to retire the mortgage debt, the Landlord may, at its option, terminate this Lease by notifying the Tenant in writing of such termination within sixty (60) days after the date the Landlord receives notice of such damage, in which event the Rent and Additional Rent will be abated as of the date of such damage. If the Landlord does not elect to terminate this Lease, the Landlord will within sixty (60) days after the date the Landlord receives notice of the damage commence to repair and restore the Buildings. The Landlord will proceed with reasonable diligence to restore the Leased Premises within one hundred eighty (180) days thereafter (except that the Landlord is not responsible for delays outside its control) to substantially the same condition in which the Leased Premises were immediately prior to the happening of the casualty. If the Leased Premises are not restored within the one hundred eighty (180) days, Tenant shall have the right to cancel this Lease. Notwithstanding anything to the contrary contained herein, the Landlord is not required to rebuild, repair or replace any part of Tenant's furniture or furnishings or fixtures and equipment removable by the Tenant under the provisions of this Lease. The restoration will not exceed the scope of the work done in originally constructing the Buildings. The Landlord will not be liable for any inconvenience or annoyance to the Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next paragraph, the Landlord will allow the Tenant a fair diminution of rent during the time and to the extent the Leased Premises are unfit for occupancy. Any insurance which may be carried by the Landlord or the Tenant against loss or damage to the Buildings or to the Leased Premises is for the sole benefit of the party carrying such insurance and under its sole control. The Tenant hereby agrees that the Lease will not automatically terminate by law upon destruction of the Leased Premises.

The Tenant is not entitled to any compensation or damages from the Landlord except as provided herein for loss of the use of the whole or any part of the Leased Premises, the Tenant's personal property or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration. If such fire or other casualty results from acts, omissions or neglect of the Tenant or its agents, employees, invitees or visitors, there will be no abatement of rent as otherwise permitted herein.


                                   ARTICLE XI
                                 EMINENT DOMAIN

If the whole, or any part, of the Premises shall be taken by any public, or quasi-public authority under the power of eminent domain, or conveyed to any such public or quasi-public authority under threat of exercise of the power of eminent domain, then the terms of this Lease shall cease on that part of the Premises so taken or conveyed (hereinafter referred to as the "condemned portion") from the day the possession of the condemned portion shall be taken by the condemning entity. Unless this Lease is canceled as hereinafter provided, the rent provided for herein commencing with the date possession is acquired by the condemning entity, shall be reduced in proportion to the amount of the Premises taken. In the event of partial condemnation, Tenant may cancel this entire Lease if the loss of the condemned portion will, in Tenant's reasonable judgment based upon generally accepted standards applicable to Tenant's business on the Premises, have a significantly impairing effect on such business as to render the Premises unfit for its intended use. Such right to cancel may be exercised by Tenant, only:

         (a) If Tenant gives to Landlord at least ten (10) days prior written notice of such cancellation;

         (b) The effective date of such cancellation of the entire Lease is the same as the date possession was obtained of the condemned portion by the condemning entity; and

         (c) Rent is paid in full to the effective date of such cancellation.

All damages awarded for any taking shall belong to and be the property of the Landlord whether such damages shall be awarded as compensation for diminution in value to the leasehold or the fee of the Premises herein leased; provided, however, that the Landlord shall not be entitled to any portion of the award made to Tenant for loss of business, depreciation to and cost of removal of stock and trade fixtures.


                                   ARTICLE XII
                            ASSIGNMENT AND SUBLETTING

SECTION 12.1 Landlord's Consent. Tenant shall not, by operation of law or otherwise, assign, mortgage, or encumber this Lease, or sublet or permit the Leased Premises or any part thereof to be used by others (except for entities which are affiliates of Tenant), without Landlord's prior written consent, which consent shall not be unreasonably withheld. Landlord's consent to any assignment or subletting shall not in any manner be construed to relieve Tenant from obtaining Landlord's express written consent to any other or further assignment or subletting.

Landlord shall give Tenant notice as to giving or withholding such consent within fifteen (15) days after Tenant furnishes Landlord, in writing, (1) the terms and conditions of the proposed assignment or subletting, (2) the name of the proposed assignee or sublessee, (3) the nature and character of the business of the proposed assignee or sublessee, and (4) any other information reasonably requested by Landlord.

SECTION 12.2 No Waiver of Consent. If this Lease is assigned, or all or a part of the Leased Premises is sublet or occupied by any person or persons other than Tenant and its affiliates, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved. However, no such assignment, subletting, occupancy or collection of rent shall be deemed a waiver of the covenants in this Article, nor shall it be deemed acceptance of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the full performance by Tenant of all the terms, conditions and covenants of this Lease.

SECTION 12.3 Joint Liability. Each permitted assignee or transferee shall assume and be deemed to have assumed this Lease and shall be and remain liable jointly and severally, but only in proportion to the percentage of space assigned, transferred or sublet, with Tenant for the payment of the rent, additional rent, and adjustments of rent, and for the due performance of all of Tenant's terms, covenants, conditions, and agreements for the term of this Lease. No assignment shall be binding on Landlord unless the assignee or Tenant delivers to Landlord a duplicate original of the instrument of assignment which contains a covenant of assumption by the assignee of all of the above obligations and obtains from Landlord the above written consent prior thereto.

SECTION 12.4 Assignment by Landlord. Tenant agrees that Landlord will have the right to transfer and assign, in whole or in part, its ownership of the Property and all of its rights and obligations under this Lease. Tenant agrees that Landlord will have no further obligations to Tenant and Tenant will look solely to such successor in interest of Landlord for the performance of the Landlord's obligations under the Lease provided that the assignee assumes Landlord's obligations under the lease in writing.

SECTION 12.5 Assignment Terminates Joint Use. If Landlord assigns this Lease or transfers ownership of the Leased Premises, in whole or in part, to a person or persons who are not affiliates of Landlord or Tenant, the provisions of this Lease authorizing joint use of the Leased Premises, i.e., Section 3.5 and references elsewhere to the Allocation Committee shall terminate unless Tenant consents to their continuation.


                                  ARTICLE XIII
                           TENANT ESTOPPEL AGREEMENTS

Tenant agrees that at any time and from time to time at reasonable intervals, within ten (10) business days after written request by Landlord, Tenant will execute, acknowledge, and deliver to Landlord, Landlord's mortgagee, or others designated by Landlord, a certificate in such form as may from time to time be provided, ratifying this Lease and certifying:

         (a) That this Lease is in full force and effect, and has not been assigned, modified, supplemented, or amended in any way (or if there has been any assignment, modification, supplement, or amendment, identifying the same);

         (b) That this Lease represents the entire agreement between Landlord and

Tenant as to the subject matter hereof (or if there has been any assignment, modification, supplement, or amendment, identifying the same);

         (c) The Commencement Date and the term of this Lease;

         (d) That all conditions under this Lease to be performed by Landlord have been satisfied (and if not, what conditions remain unperformed);

         (e) That to the knowledge of the signer of such writing, no default exists in the enforcement of this Lease by Landlord (or specifying each default, defense, or offset of which the signer may have knowledge);

         (f) That no rental has been paid in advance other than for the month in which such certificate is signed by Tenant; and

         (g) The date to which all rentals due hereunder have been paid under this Lease.



                                   ARTICLE XIV
                  SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT

SECTION 14.1 Subordination. This Lease is and shall be subject and subordinate to any ground or underlying lease which may now or hereafter affect the Buildings, the land, or both, and to any amendment, modification, renewal, or extension of the ground or underlying lease. This Lease is also subject and subordinate to all mortgages which may now or hereafter affect any lease of ground or underlying lease or the land and/or Buildings and to all renewals, modifications, amendments, consolidations, replacements, or extensions thereof. This clause shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, however, Tenant without cost or charge to Landlord, shall execute promptly any certificate or instrument of subordination requested by Landlord or Landlord's Mortgagee. If Tenant fails upon reasonable request to execute the certificate or instrument, Tenant hereby constitutes and appoints Landlord its attorney-in-fact to execute all such certificates or instruments for and on behalf of Tenant.

SECTION 14.2 Non-Disturbance. Notwithstanding the provisions of Section 14.1, the subordination of this Lease to any superior lease or superior mortgage or to any later renewal, modification, replacement, or extension of any superior lease or superior mortgage, or to any existing or future consolidation or spreader of any superior mortgage, is subject to the express conditions that, so long as this Lease is in full force and effect and Tenant is not in default of the terms and provisions of this Lease beyond any applicable grace periods:

         (a) Tenant shall not be joined as a party defendant (1) in any action or proceeding which may be instituted or taken by the lessor of the superior lease for the purpose of terminating it by reason of any default thereunder, or
(2) in any foreclosure action or proceeding which may be instituted or taken by the holder of the superior mortgage; and

         (b) Tenant shall not be evicted from the Leased Premises, Tenant's leasehold estate under this Lease shall not be terminated or disturbed, nor shall any of Tenant's rights under this Lease be affected in any way, by reason of any default under the superior leasehold or superior mortgage.

SECTION 14.3 Attornment. If the lessor of a superior lease or the holder of a superior mortgage succeeds to Landlord's rights under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of the successor party ("successor landlord") and upon such successor landlord's written agreement to accept Tenant's attornment, Tenant shall attorn to and recognize the successor landlord as Tenant's landlord under this Lease, and shall promptly execute and deliver any instrument requested by the successor landlord to evidence such attornment. If Tenant refuses or fails promptly upon reasonable request to execute such instrument, Tenant hereby irrevocably appoints Landlord or the successor landlord its attorney-in-fact to execute and deliver the instrument on its behalf. Upon such attornment this Lease shall continue in full force and effect as if it were a direct lease between the successor landlord and Tenant upon all of the terms, conditions, and covenants set forth in it and shall be applicable after such attornment. However, the successor landlord shall not:

         (a) Be obligated under Article X to repair, restore, replace, or rebuild the Buildings or the Leased Premises, in case of total or substantially total damage or destruction, beyond any repair, restoration, or rebuilding that can reasonably be accomplished with the net proceeds of insurance actually received by, or made available to, the successor landlord;

         (b) Be liable for any of Landlord's previous acts or omissions under this Lease;

         (c) Be subject to any offset, not expressly provided for in this Lease, which has previously accrued to Tenant against Landlord;

         (d) Be bound by any previous modification of this Lease, or by any previous prepayment of more than one month's rent, unless the modification or prepayment has been expressly approved in writing by the lessor of the superior lease or the holder of the superior mortgage through or by reason of which the successor landlord has succeeded to Landlord's rights under this Lease.

                                   ARTICLE XV
                                     DEFAULT

SECTION 15.1 Tenant Default. The occurrence of any one (1) or more of the following events shall constitute a default under this Lease by the Tenant:

         (1) The vacation or abandonment of the Leased Premises and discontinued Rent and Additional Rent payments by the Tenant. Abandonment is defined to include, but is not limited to, any absence by the Tenant from the Leased Premises resulting in the Tenant not engaging in its usual customary business for five (5) business days or longer without Rent being paid;

         (2) The failure by the Tenant to make any payment of Rent, Additional Rent or any other payment required to be made by the Tenant herein, as and when due, where such failure continues for a period of ten (10) business days following written notice of such failure;

         (3) The Tenant's failure to observe or perform any of the covenants, conditions or provisions of this Lease, other than as described in subparagraph
(2) above, where such failure continues for a period of thirty (30) days after written notice thereof by the Landlord to the Tenant; provided, however, that if the nature of the Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then the Tenant will not be deemed to be in default if the Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion;

         (4) The making by the Tenant of any general assignment or general arrangement for the benefit of creditors; the appointment of a trustee or a receiver to take possession of substantially all of the Tenant's assets or of the Tenant's interest in this Lease and possession is not restored to the Tenant within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of the Tenant's assets located at the Leased Premises or of the Tenant's interest in this Lease and such seizure is not discharged in thirty
(30) days; and

         (5) The filing of any voluntary petition in bankruptcy by the Tenant or the filing of any involuntary petition by the Tenant's creditors if the involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or the Tenant has the right to affirm this Lease and perform the obligations of the Tenant hereunder, the trustee or Tenant will, in the time period permitted by the bankruptcy court having jurisdiction, cure all defaults of the Tenant outstanding as of the date of the affirmance of this Lease and provide to the Landlord such adequate assurances as may be necessary to ensure the Landlord of the continued performance of the Tenant's obligations under this Lease. "Adequate assurances" of cure or compensation will only be satisfied by the establishment of an escrow fund for the amount at issue or by bonding. It is warranted and agreed by the Landlord and Tenant that the foregoing provision was a material part of the consideration for this Lease.

SECTION 15.2 Landlord's Remedies. In the event of any default or breach by the Tenant, the Landlord may at any time thereafter, with notice and without limiting the Landlord in the exercise of any right or remedy which the Landlord may have by reason of such default:

         (1) The Landlord may terminate this Lease and immediately repossess the Leased Premises and recover as damages a sum of money equal to the excess of the present value of the Rent required to be paid by the Tenant for the balance of the Lease term plus any other sum of money and damages owed by the Tenant to the Landlord less the present value of the fair market rental value of the Leased Premises for said period. Should the fair market rental value exceed the value of the Rent required to be paid by the Tenant for the balance of the Lease term, the Landlord has no obligation to pay to the Tenant the excess of any part thereof; and

         (2) Terminate the Tenant's right to possession only, in which case the Landlord may continue this Lease in full force and effect and the Lease will continue in effect as long as the Landlord does not terminate the Lease and the Landlord will have the right to collect Rent when due. During the period the Tenant is in default, the Landlord may enter the Leased Premises and relet them, or any part of them, to third parties for credit to the Tenant's account. The Tenant will be liable immediately to the Landlord for all costs the Landlord incurs in reletting the Leased Premises, including, without limitation, brokers' commission, expenses of remodeling the Leased Premises required by the reletting and all other like costs. Reletting may be for a period shorter or longer than the remaining term of this Lease. The Tenant will pay to the Landlord the Rent due under this Lease on the date the Rent is due less the Rent the Landlord receives from any reletting. No act by the Landlord allowed by this paragraph will terminate this Lease unless the Landlord notifies the Tenant that the Landlord has elected to terminate this Lease.

         (3) The foregoing remedies are not exclusive. The remedies are cumulative in addition to any remedies now or later allowed by law, to any equitable remedies the Landlord may have and to any remedies the Landlord may have under bankruptcy laws or laws affecting creditors' rights generally.


SECTION 15.3 Landlord Default. The Landlord will not be deemed to be in default in the performance of any obligation required to be performed by it unless and until it has failed to perform such obligations within thirty (30) days after written notice by the Tenant to the Landlord specifying what obligations the Landlord has failed to perform; provided, however, that if the nature of the Landlord's obligation is such that more than thirty (30) days are required for its performance, then the Landlord will not be deemed to be in default if it commences such performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

                                   ARTICLE XVI
                 LANDLORD'S RIGHT TO PERFORM TENANT OBLIGATIONS

If Tenant defaults in the observance or performance of any term or covenant under this Lease, Landlord may upon ten (10) days written notice to Tenant, without thereby waiving the default, remedy the default for Tenant's account and at Tenant's expense. If in connection therewith Landlord makes any expenditures or incurs any obligations for the payment of money or in instituting, prosecuting, or defending any action or proceedings commenced before or during the term of this Lease or after the expiration or termination of the term, including but not limited to legal expenses and attorneys' fees, Tenant shall pay to Landlord on demand the sums paid or obligations incurred, together with interest at the rate provided in Article XX herein and costs. If not paid, Landlord, in addition to any other remedy, may deem the due payments to be Additional Rent.


                                  ARTICLE XVII
                                 QUIET ENJOYMENT

Landlord warrants and represents that it has full authority to execute this Lease for the above term. Landlord covenants that upon Tenant's paying the Rent and Additional Rent and performing its covenants, Tenant may peaceably and quietly have, hold, and enjoy the Leased Premises, subject, nevertheless, to the terms and conditions of this Lease.


                                  ARTICLE XVIII
                                LEGAL PROCEEDINGS

SECTION 18.1 Waiver of Jury Trial. Landlord and Tenant hereby waive, to the extent not prohibited by law, the right to a jury trial in any action, summary proceeding, or legal proceeding between or among the parties or their successors arising out of this Lease, Tenant's occupancy of the Leased Premises, or Tenant's right to occupy the Leased Premises.

SECTION 18.2 No Counterclaims. Tenant hereby waives the right to interpose a counterclaim in any summary proceeding instituted by Landlord against Tenant or in any action instituted by Landlord for unpaid rent or additional rent under this Lease.

SECTION 18.3 Tenant Remedies. If Tenant claims or asserts that Landlord has violated or failed to perform a covenant not to unreasonably withhold or delay Landlord's consent or approval, or whenever Landlord's reasonableness in exercising its judgment is in issue, Tenant's sole remedy shall be an action for specific performance, declaratory judgment, or injunction. Tenant shall not be entitled to any money damages for a breach of such covenant or to claim or assert any claims in any money damages in any action or by way of set off, defense, or counterclaim. Tenant hereby specifically waives the right to any money damages or other remedies.


                                   ARTICLE XIX
                                     NOTICE

SECTION 19.1 Form of Notice. All notices to be given under this Lease shall be in writing and shall either be served personally or sent by certified mail, return receipt requested. All notices mailed as herein provided shall be deemed received two (2) days after mailing. Notices to Landlord shall be sent to the address set forth in the preamble hereof or such other address as the Landlord may specify in written notice to Tenant. Notices to Tenant shall be sent to:

                           FBL Financial Group, Inc.
                           Attention:  Chief Financial Officer
                           5400 University Avenue
                           West Des Moines IA  50266

                           and

                           Farm Bureau Mutual Insurance Company
                           Attention:  Chief Financial Officer
                           5400 University Avenue
                           West Des Moines IA  50266

or such other addresses as the Tenant may specify in written notice to Landlord.

SECTION 19.2 Notice to Mortgagee. If there is any act or omission by Landlord which would or may give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant will not exercise the right until:

         (a) It has given written notice of any such act or omission to the holder of any leasehold mortgage or of any fee mortgage and to the Landlord or Landlords of any ground or underlying lease or leases whose names and addresses previously have been furnished to Tenant by giving such notice, addressed to the holders and the Landlord or Landlords at the last addresses so furnished; and

         (b) A reasonable period of time (not less than 60 days) for remedying such act or omission has elapsed following the giving of notice, during which any of the parties to whom notice was given has not commenced with reasonable diligence to remedy, or cause to be remedied, the act or omission.

                                   ARTICLE XX
                                    INTEREST

Any amount due from Tenant to Landlord, or from Landlord to Tenant, under this Lease which is not paid when due shall bear interest at the lesser of eighteen percent (18%) or the highest legal rate allowed in the State of Iowa, from the date due until paid; provided, however, the payment of such interest shall not excuse or cure the default upon which such interest is accrued.


                                   ARTICLE XXI
                            MISCELLANEOUS PROVISIONS

SECTION 21.1 Attorney's Fees. If either Landlord or Tenant should prevail in any litigation by or against the other party related to this Lease, or if either party should become a party to any litigation instituted by or against the other with respect to any third party, then as between Landlord and Tenant, the losing party shall indemnify and hold the prevailing party harmless from all costs and reasonable attorneys' fees incurred by the prevailing party in connection with such litigation.

SECTION 21.2 Inspection. Tenant will permit Landlord, its agents, employees, and contractors to enter all parts of the Leased Premises upon reasonable verbal notice to inspect the same and to enforce or carry out any provisions of this Lease, so long as it is at a reasonable time and in a manner that minimizes interference to Tenant's business. In an emergency, Landlord may enter without notification.

SECTION 21.3 No Waiver. Landlord's or Tenant's failure to insist upon strict performance of any covenant of this Lease or to exercise any option or right herein contained shall not be a waiver or relinquishment for the future of such covenant, right, or option, but the same shall remain in full force and effect.

SECTION 21.4 Entire Agreement. This Lease together with any Exhibits contains the entire agreement between the parties. Any executory agreement hereafter made between them shall be ineffective to change, modify, waive, release, discharge, terminate, or effect an abandonment of this Lease, in whole or in part, unless the executory agreement is in writing and signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination, or effecting of the abandonment is sought.

SECTION 21.5 Severability. If any term or provision of this Lease is to any extent invalid or unenforceable, the remainder of this Lease shall not be affected thereby and the remaining terms and provisions shall be valid and enforceable to the fullest extent either hereunder or as permitted by law.

SECTION 21.6 Headings. The captions and headings herein are for convenience and reference only and should not be used in interpreting any provision of this Lease.

SECTION 21.7 Applicable Law. This Lease shall be governed by and construed under the laws of the State of Iowa. If any provision of this Lease, or portion thereof, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.
Time is of the essence in this Lease.

SECTION 21.8 Successors. This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors, and assigns; and shall be binding upon Tenant, its heirs, executors, administrators, successors, and assigns; and shall inure to the benefit of Tenant and only such assigns of Tenant to whom the assignment by Tenant has been consented to by Landlord.

SECTION 21.9 Modification. Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Lease shall be binding upon Landlord and Tenant unless reduced to writing and signed by both parties.

SECTION 21.10 Authority. Tenant agrees that each individual executing this Lease on behalf of Tenant covenants, warrants and represents: (a) that such individual is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with Tenant's organizational documents; (b) that this Lease is binding upon Tenant; (c) that Tenant is duly organized and legally existing in the state of Iowa; (d) that upon reasonable request, Tenant will provide Landlord with true and correct copies of all organization documents and amendments thereto; (e) that the execution and delivery of this Lease will not result in any breach or constitute a default under any mortgage, deed of trust, loan agreement, financing statement, credit agreement, loan, lease, partnership agreement, contract or any other instrument to which Tenant is a party or by which Tenant may be bound.

         IN WITNESS WHEREOF, the parties hereto have signed this instrument the date and year first written above.

"LANDLORD"

IFBF PROPERTY MANAGEMENT, INC.



By:      /s/ Edward M. Wiederstein
     Edward M. Wiederstein, President


"TENANT"

FBL FINANCIAL GROUP, INC.



BY:      /s/Thomas R. Gibson
       Thomas R. Gibson, Chief Executive Officer


FARM BUREAU MUTUAL INSURANCE COMPANY



BY:      /s/ Thomas R. Gibson
         Thomas R. Gibson, Chief Executive Officer



IOWA FARM BUREAU FEDERATION
(signing only for the purpose of indicating agreement to Sections 1.4.B and 3.5)



BY:      /s/Edward M. Wiederstein
         Edward M. Wiederstein, President

                                    EXHIBIT A

                       FLOOR PLANS OF FARM BUREAU BUILDING
                           INDICATING LEASED PREMISES

                                    EXHIBIT B

                            BUILDING OPERATING COSTS

         (1) Real Estate Taxes and any increases in Real Estate Taxes as defined and set forth in Article VI of this Lease.

         (2) All insurance premiums and costs relating to the Buildings, including but not limited to the premiums and costs of fire, casualty and liability coverage, rental abatement, earthquake insurance, and any other insurance that Landlord reasonably deems necessary for the Buildings, except loss of rents coverage.

         (3) All utility costs (net of rebates from utility companies), including without limitation, water, electricity, gas, heating, lighting, sewer, waste disposal, security, air conditioning and ventilating costs and all other charges and expenses relating to services for the Buildings, unless those costs and expenses are separately metered or charged to the Leased Premises, in which event Tenant shall pay those costs and expenses.

         (4) Maintenance costs incurred by Landlord under section 5.1, including without limitation, all supplies, material, labor and equipment, and all maintenance and janitorial service agreements.

         (5) All maintenance, repair and other costs relating to the Common Areas, including without limitation, sidewalks, landscaping, service areas, driveways, parking areas, walkways, building exteriors, including painting, signs and directories, including for example costs of resurfacing and re-striping parking areas.

         (6) Amortization, together with reasonable financing charges, of capital improvements made to the Buildings which may be required by any governmental authority or which will improve the operating efficiency of the Buildings (provided, however, that the amount of the amortization for improvements not mandated by governmental authorities shall not exceed in any year the amount of costs reasonably determined by Landlord that have been saved by the expenditure either through the reduction or minimization of increases which would otherwise have occurred).

         (7) Any parking charges, utilities, surcharges, or other costs levied, assessed or imposed by, or at the direction of, resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority in connection with the use or occupancy of the Leased Premises or the parking facilities serving the Leased Premises.

         (8) The cost of professional fees including, but not limited to, legal and accounting fees and an annual audit, if any, of the Property.

         (9) The deductible amount of any insurance claim.

         (10) All of Landlord's other costs in managing, maintaining, repairing, operating and insuring the Buildings.